EXHIBIT 3.1

     I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CAMPBELL CLASSIC TREND FUND, L.P.”, CHANGING ITS NAME FROM “CAMPBELL CLASSIC TREND FUND, L.P.” TO “CAMPBELL GLOBAL TREND FUND, L.P.”, FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF JANUARY, A.D. 2010, AT 5:16 O’CLOCK P.M.

/s/ Jeffrey W. Bullock

4758904 8100	Jeffrey W. Bullock, Secretary of State
100060888	AUTHENTICATION: 7775876
You may verify this certificate online at corp.delaware.gov/authver.shtml	DATE: 01-25-10

State of Delaware Secretary of State
Division of Corporations
Delivered 06:21 PM 01/21/2010
FILED 05:16 PM 01/21/2010
SRV 100060888 — 4758904 FILE
STATE OF DELAWARE
AMENDMENT TO THE CERTIFICATE OF LIMITED PARTNERSHIP
OF
CAMPBELL CLASSIC TREND FUND, L.P.
The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:
FIRST: The name of the Limited Partnership is Campbell Classic Trend Fund, L.P.
SECOND: Article 1.1 of the Certificate of Limited Partnership shall be amended as follows:
Campbell Global Trend Fund, L.P.
IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 21st; day of January, A.D 2010.

CAMPBELL & COMPANY, INC. General Partner
By:	/s/ Thomas P Lloyd
General Counsel
Thomas P Lloyd

By:	/s/ Gregory T. Donovan
Chief Financial Officer
Gregory T. Donovan